Exhibit 99.1

Bread Financial Announces Executive Leadership Changes

•Valerie Greer, Executive Vice President and Chief Commercial Officer, to retire after nearly four decades in financial services
•Industry veteran Dennis McCarthy to be promoted to Executive Vice President and Chief Revenue Officer

COLUMBUS, Ohio – July 14, 2026 – Bread Financial® (NYSE: BFH), a tech-forward financial services company that provides simple, flexible payment, lending and saving solutions, today announced executive leadership changes in its commercial organization.

Valerie (Val) Greer has decided to retire from the company to spend more time with her family following a nearly four-decade career in financial services. Greer has played a key role in Bread Financial’s success since joining in 2020, including leading the expansion of the company’s product suite and marketing, digital and customer experience organizations as well as strengthening business development and relationships across its growing portfolio of partners during a pivotal time in the company’s strategic transformation. She will remain with Bread Financial through February 2027 to help ensure a smooth transition.

“Val has been a driving force behind Bread Financial’s growth over the past six years, shaping where the commercial organization is today and its path forward,” said Ralph Andretta, president and CEO. “She brought extensive industry expertise, steady leadership and a strong commitment to partners, customers and associates. Val has been a trusted advisor for many years, and on behalf of the full executive leadership team and Board of Directors, we thank her for her many contributions to our organization and wish her the best in this new chapter as she prepares to retire.”

Dennis McCarthy will become Executive Vice President and Chief Revenue Officer, and a member of Bread Financial’s executive leadership team in early September, reporting to Andretta. Since joining the company in 2021, Dennis has a proven track record of success, playing a central role in advancing the client partnership team’s operating model, driving the renewal success of key partner relationships, strengthening customer acquisition and retention, and increasing revenue through effective data-driven marketing and product strategies. A highly respected advisor and known for his ability to unite teams and work toward effective outcomes, he is a disciplined, trusted and confident leader who has navigated many significant milestones and changes.

Prior to joining the company, he spent nearly a decade at Citi, where he was responsible for several prominent partnerships, and previously held various leadership roles at Barclays and Bank of America.

“Dennis is the right leader to take on expanded responsibilities that include shaping the next chapter of growth for our company,” Andretta said. “His deep industry expertise and focus on our partners and customers have earned the trust that defines strong leadership. His strategic enterprise mindset combined with that foundation will help us further strengthen and advance our business objectives.”

About Bread Financial®
Bread Financial® (NYSE: BFH) is a tech-forward financial services company that provides simple, personalized payment, lending and saving solutions to millions of U.S. consumers. Our payment solutions deliver growth for some of the most recognized brands in travel & entertainment, specialty apparel, health & beauty, jewelry, sporting goods, technology and electronics, as well as home & furniture through our co-brand and private label credit cards and pay-over-time products providing choice and value to our shared customers. Additionally, we offer Bread Financial general purpose credit cards and saving products that empower our customers and their passions for a better life.

Bread Financial proudly marks 30 years of success in 2026. To learn more about our global associates, our performance and our sustainability progress, visit breadfinancial.com or follow us on Instagram and LinkedIn.